Exhibit 5.1

April 15, 2010

Cablevision Systems Corporation,

    1111 Stewart Avenue,

        Bethpage, New York 11714.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $750,000,000 aggregate principal amount of 7.75% Senior Notes due 2018 and $500,000,000 aggregate principal amount of 8.00% Senior Notes due 2020 (the “Securities”) pursuant to the Indenture, dated as of April 2, 2010, as amended by the First Supplemental Indenture, dated as of April 15, 2010 (together, the “Indenture”), between Cablevision Systems Corporation (the “Company”) and U.S. Bank National Association, as Trustee (the “Trustee”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

As contemplated by the qualifications set forth above, in rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction nor with respect to any Federal or state laws relating to communications and telecommunications, including laws which regulate individuals, companies or businesses because such entities provide communications or telecommunications services, including the provision of cable television services or telephone services.

Cablevision Systems Corporation	-2-

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities conform to the specimens thereof examined by us, that the Trustee’s certificate of authentication of the Securities has been manually signed by one of the Trustee’s authorized officers, and the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company for purposes of incorporating this opinion into the registration statement relating to the Securities and to the references to us under the heading “Validity of the Notes” in the prospectus supplement relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP